Exhibit 14.01

CODE OF ETHICS

FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER,

AND TREASURER OF INTERSIL CORPORATION

GENERAL PHILOSOPHY: The honesty, integrity and sound judgment of the Chief Executive Officer, Chief Financial Officer, and Treasurer (the “Financial Officers”) of Intersil Corporation (the “Company”) are fundamental to our reputation and success. While all directors, officers and employees are required to adhere to the Company’s Code of Corporate Conduct, the professional and ethical conduct of the Financial Officers is essential to the proper functioning and success of the Company and to preserve the interests of all of the enterprise stakeholders, including shareholders, customers, employees, partners, suppliers, and citizens of the communities in which business is conducted.

PURPOSE: The Financial Officers of the Company must exhibit and promote high standards of ethical and honest conduct in order to effectively discharge their responsibility to the Company’s stakeholders. The Company has adopted this code of ethics (the “Code”) for such Officers in order to:

1.	Deter wrongdoing by its financial officers;
2.	Promote honest and ethical conduct;
3.	Avoid conflicts of interest;
4.	Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;
5.	Comply with applicable governmental laws, rules and regulations;
6.	Promote prompt internal reporting to an appropriate person or persons of violations of the Code;
7.	Promote accountability for adherence to the Code.

APPLICABILITY. This Code of Ethics is applicable to the Chief Executive Officer, Chief Financial Officer, the Corporate Treasurer, and persons performing similar functions.

STANDARDS OF CONDUCT

I. Financial Officers must exercise honesty, objectivity, and diligence in the performance of their duties and responsibilities.

II. Financial Officers shall not knowingly be a party to any illegal or improper activity.

III. Financial Officers shall not knowingly engage in acts or activities that are injurious to the Company.

IV. Financial Officers shall refrain from entering into any activity which may be in conflict with the interest of the Company or which would prejudice their ability to carry out their duties and responsibilities objectively.

V. Financial Officers shall not accept anything of value from an employee, client, customer, supplier, or business associate of the Company that would impair, or be presumed to impair, their professional judgment.

VI. Financial Officers shall undertake only those tasks that they can reasonably expect to complete with professional competence and should seek assistance from consultants as necessary.

VII. Financial Officers shall adopt suitable means to comply with the Standards for the Professional Practice of Internal Auditing.

VIII. Financial Officers shall be prudent in the use of information acquired in the course of their duties. They shall not use confidential information for any personal gain nor in any manner that would be contrary to law or detrimental to the welfare of the Company.

IX. Financial Officers, when reporting on the results of their work, shall reveal all material facts known to them which, if not revealed, could either distort or mislead.

X. Financial Officers shall continually strive for improvement in their proficiency, and in the effectiveness and quality of their service.

XI. Financial Officers, in the practice of their profession, shall be ever mindful of their obligation to maintain the high standards of competence, morality, and dignity.

XII. Financial Officers shall identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

COMPLIANCE

All Financial Officers are expected to adhere to both the Company’s Code of Corporate Conduct and this Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Financial Officers. Any change in this Code of Ethics, or waiver from its provisions, along with the grounds for such change or waiver of this Code of Ethics shall be promptly disclosed through a filing with the SEC on Form 8-K.

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